Exhibit 10(s)


Luby's, Inc.
2211 Northeast Loop 410
San Antonio, Texas 78217-4673
210/654-9000

Mailing Address:
P. O. Box 33069
San Antonio, Texas 78265-3069


October 15, 1999

Mr. Barry J.C. Parker
President and Chief Executive Officer
Luby's, Inc.
P. O. Box 33069
San Antonio, Texas 78265-3069

Dear Mr. Parker:

     Pursuant to authorization by the Board of Directors of Luby's, Inc. (the "Company") on this date, this letter will confirm that your employment agreement with the Company dated September 15, 1997, is hereby amended to increase your minimum base salary to $405,000 per year ($33,750 per month) effective as of November 1, 1999.

                                            Sincerely,




                                            DAVID B. DAVISS
                                            _____________________
                                            Chairman of the Board


Accepted and agreed to:


BARRY J.C. PARKER
__________________
Barry J.C. Parker

                                                            Exhibit 10(dd)

                                LUBY'S, INC.
                   INCENTIVE BONUS PLAN FOR FISCAL YEAR 2000

 1. Purpose. The Incentive Bonus Plan for Fiscal 2000 (the "Plan") of Luby's, Inc. (the "Company") is intended to provide (i) additional incentives for Participants to improve their job performance (ii) drive the achievement of performance objectives that are aligned with the Company's strategic plan, and (iii) to retain and attract highly talented executives.

 2. Participants. Participants include the Chief Executive Officer, Senior Vice Presidents, Vice Presidents, Departmental Directors, Assistant Vice Presidents, and Assistant Secretaries.

 3. Eligibility. An employee must be a Participant in the Plan for a minimum of three months during the Plan Year to be eligible for an award for that plan year.

 4. Target Award Percentages. Award Levels are set for each Participant in the organization based on level of responsibility.

 5. Cash Bonus Pool. The Company shall establish a Cash Bonus Pool based upon the sum of target award percentages multiplied by each Participant's salary. The target award percentages are set for each level by the Compensation Committee.

 6. Performance Goals. At the recommendation of the Chief Executive Officer, the Compensation Committee of the Board of Directors has approved certain Strategic Objectives and a threshold earnings goal for the Company for fiscal 2000. The amount of the pool will be determined based on the following:

     50% of the Pool: Earnings Per Share versus established goals, according to the following schedule for 2000:

         Performance vs. Goal                     % of Target Pool Generated
         Stretch Performance:  107% or more              150% of pool
         Performance at Goal:  100%                      100% of pool
         Threshold Goal:        93% of Goal               50% of pool
         *Straight line interpolation between or above points

     The other 50% of the pool will be based on performance versus the strategic objectives as determined by the CEO and approved by the Compensation Committee of the Board of Directors.

 7. Job Performance Evaluations. At the end of each fiscal year, the management of the Company shall review the job performance of each Participant during the fiscal year and shall evaluate his or her performance based upon the achievement of written objectives established for the year. In addition, each Participant will be evaluated on the basis of general job performance criteria.

 8. Cash Bonuses. Upon completion of the Job Performance Evaluations of all Participants at the end of the fiscal year, the management of the Company shall allocate the approved Cash Bonus Pool among the Participants based upon the evaluations. The Company's evaluation of each Participant's performance and the Company's determination of the amount to be awarded to each Participant out of the Cash Bonus Pool shall be final and conclusive and shall be binding upon all Participants in the Plan. The amount awarded to each Participant out of the Cash Bonus Pool shall be in addition to his or her base salary and other benefits.

 9. Adjustments for Extraordinary Items. The Compensation Committee of the Board shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or nonrecurring items, (ii) changes in tax or other laws, (iii) changes in generally accepted accounting principles or changes in accounting policies,
     (iv) charges related to restructured or discontinued operations,
     (v) restatement of prior period financial results, and (vi) any other unusual, nonrecurring gain or loss that is separately identified and quantified in the Company's financial statements.

10. Withholding Tax. The Company shall have the right to deduct from all payments made under the Plan any taxes required by law to be withheld with respect to such payments.

11. Interpretation of the Plan. Any disagreement or dispute with respect to the interpretation or application of the Plan shall be resolved by the Executive Committee of the Board of Directors of the Company. The decision of the Executive Committee with respect to any such matter shall be final and conclusive and shall be binding upon all participants in the Plan.

12. Amendment and Discontinuance of the Plan. The Plan may be discontinued or amended by the Board of Directors of the Company at any time. No participant shall be entitled to receive a bonus under the Plan until such time as the bonus has been awarded by the Board of Directors in accordance with the plan.

13. No Right To Continued Employment or Awards. No employee shall have any claim or right to be made an award, and the making of an award shall not be construed as giving a participant the right to be retained in the employ of the Company. Further, the Company expressly reserves the right at any time to terminate the employment of any Participant free from any liability under the Plan.